Exhibit 10.1

THE FEDERAL HOME LOAN BANK

OF ATLANTA

BENEFIT EQUALIZATION PLAN
(As Amended and Restated Effective January 1, 2017)

TABLE OF CONTENTS
Introduction    …………………………………………………………………………………….1
Article 1.    Definitions…………………………………………………………………………1
Article II.    Membership……………………………………………………………………….3
Article III.     Amount and Payment of Pension Benefits………………………………………..4
Article IV.     Amount and Payment of Savings Plan Benefits…………………………………..7
Article V.     Executive Retirement Plan Benefits……………………………………………11
Article VI.     Source of Payment………………………………………………………………12
Article VII.     Designation of Beneficiaries…………………………………………………….12
Article VIII.     Administration of the Plan………………………………………………………13
Article IX.     Amendment and Termination……………………………………………………14
Article X.     General Provisions……………………………………………………………….14

FEDERAL HOME LOAN BANK OF ATLANTA
BENEFIT EQUALIZATION PLAN
(2017 RESTATEMENT)

Effective January 1, 2017, THE FEDERAL HOME LOAN BANK OF ATLANTA (the “Bank") hereby amends and completely restates its Benefit Equalization Plan (the “Plan") as follows.

Previously, the Plan was amended and restated in order to add provisions necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended. As permitted under guidance issued under Code Section 409A, the Plan does not contain provisions retroactive to the effective date of Section 409A (January 1, 2005), but the Plan has complied with Section 409A and guidance thereunder since the effective date of such legislation. The Plan was also previously amended and restated effective January 1, 2011.

INTRODUCTION

The purpose of this Plan is to provide benefits to certain employees of the Bank which would have been payable under the Pentegra Defined Benefit Plan for Financial Institutions (the “Retirement Fund") and benefits equivalent to the matching contributions and 401(k) contributions which would have been available under the Federal Home Loan Bank of Atlanta 401(k) Savings Plan (“Savings Plan”), but for the limitations placed on benefits and matching contributions for such employees by Sections 401(a)(17), 402(g), and 415 of the Internal Revenue Code of 1986, as amended from time to time, or any successor body of law thereto. In addition, the Plan is designed to provide certain additional executive retirement benefits to certain executive employees of the Bank. Finally, under the Plan the Board may grant additional benefits to Participants from time to time in order to attract and retain key employees of the Bank.

This Plan is intended to constitute a nonqualified unfunded deferred compensation arrangement for a select group of management or highly compensated employees. All benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall be payable by the Retirement Fund or from its assets or by the Savings Plan or from its assets.

Article 1. Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01     “Account” means the account established and maintained under Article IV to record the contributions deemed to be made by the Member and the Bank, as well as the change in value attributable to the deemed gains and losses thereon, all as described hereafter. For a Member who participated in the Plan prior to January 1, 2005, the Account includes both a Grandfathered Account and a Section 409A Account.

1.02     “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

1.03     “Adoption Date” means January 1, 2017.

1.04     “Bank” means the Federal Home Loan Bank of Atlanta.

1.05     “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article VI of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

1.06     “Board” or “Board of Directors” means the Board of Directors of the Bank.

1.07     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.08     “Code Limitations” mean the cap on compensation taken into account by a plan under Code Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the dollar limitations on elective deferrals under Code Section 402(g) and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.09     “Committee” means the Governance and Compensation Committee or any successor committee appointed by the Board of Directors to administer the Plan.

1.10    “Compensation” means compensation as defined in the Savings Plan.

1.11     “Deferral Agreement” means the Agreement under which a Member elected to defer compensation under the Plan in accordance with the provisions of Article IV, which may include online elections pursuant to specific administrative procedures established by the Committee.

1.12     “Eligible Executive” means an officer of the Bank who holds the title of Senior Vice President or higher, who has been selected to be an Eligible Executive by the Committee, and who is or potentially is affected by the cap on compensation set out in Code Section 401(a)(17) during the current or next following calendar year.

1.13    “Executive Retirement Plan Benefit” or “ERP Benefit” means the extra benefits provided to certain Eligible Executives in accordance with Article V of the Plan.

1.14    “Grandfathered Account” means the value of the Member’s Account on December 31, 2004, together with earnings accruing to the Member’s Grandfathered Account thereafter, and is exempt from Code Section 409A.

1.15    “Grandfathered Benefit” shall mean the portion of the Member’s pension benefit under Article III, determined as if the Member terminated employment as of December 31, 2004, but only if the Member was vested in such benefit as of December 31, 2004. Such Grandfathered Benefit shall remain exempt from Code Section 409A.

1.16     “Member” means any person included in the membership of the Plan as provided in Article II.

1.17    “Retirement Fund” means the Pentegra Defined Benefit Plan for Financial Institutions, in which the Bank participates as a participating employer.

1.18    “Savings Plan” means the Federal Home Loan Bank of Atlanta 401(k) Savings Plan.

1.19    “Section 409A Account” shall mean the value of the Member’s Account, minus the value of the Member’s Grandfathered Account. The Section 409A Account shall be subject to Code Section 409A and applicable guidance thereunder.

1.20    “Section 409A Benefit” means, as applicable (i) the portion of the Member’s pension benefit under Article III of the Plan, minus the Grandfathered Benefit; or (ii) the Member’s entire pension benefit under Article III if the Member was not vested in his or her benefit as of December 31, 2004. The Section 409A Benefit shall be subject to Code Section 409A and applicable guidance thereunder.

1.21    “Termination of Employment” whether or not capitalized herein, means “separation from service” under Code Section 409A and applicable guidance thereunder.

Article II. Membership

2.01     Each Eligible Executive of the Bank shall become a Member of the Plan on the earliest of the day such Eligible Executive first accrues a benefit under Article III, Article IV, or Article V.     2.02    Notwithstanding the provisions of Section 2.01, the Board or its designee may act, in its sole discretion, as described in (i) and (ii) below. In the absence of a determination under (i) or (ii) below, the provisions of Sections 2.01 shall apply.

(i)    The Board or its designee may, in its sole discretion, make a determination that an Eligible Executive who would become a Member of the Plan through the operation of Sections 2.01 shall not become a Member of the Plan. In such a case, the Eligible Executive shall not become a Member of the Plan unless and until the Board or its designee makes a determination, in its sole discretion, that such Eligible Executive shall become a Member of the Plan. The Committee shall notify any Eligible Executive affected by such a determination.

(ii)    The Board or its designee may, in its sole discretion, make a determination that an individual who would not become a Member of the Plan through the operation of Section 2.01 shall become a Member of the Plan. In such a case, the individual shall become a Member of the Plan on the date the Board or its designee makes the determination described herein. The Committee shall notify any Eligible Executive affected by such a determination.

2.03     If on the date that payment of a Member's benefit from the Retirement Fund commences, the Member is not entitled under Section 3.01 below to receive a benefit under the Plan, his membership in the Plan for purposes of benefits under Article III shall terminate on such date.

2.04     A benefit shall be payable under the Plan to or on account of a Member only upon the Member's retirement, death or other Termination of Employment with the Bank, except as provided in Article IV or Article V.

Article III. Amount and Payment of Pension Benefits

3.01     the amount, if any, of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal, unless otherwise provided in an Appendix (pursuant to Section 3.09), the excess of (i) over (ii), as determined by the Committee, where:

(i)     Is the annual pension benefit determined as of a Member’s Termination of Employment on the basis of the Regular Form of payment that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered without regard to the Code Limitations, and with the inclusion in the definition of “Base Salary” (for the year deferred) of any amount deferred by a Member under (A) the Deferred Compensation Plan and (B) under Sections 4.01 and 4.02 of this Plan; and

(ii)     Is the annual pension benefit determined as of a Member’s Termination of Employment on the basis of the Regular Form of payment that is payable to or on account of the Member by the Retirement Fund.

For purposes of this Section 3.01, “annual pension benefit” includes any “Active Service Death Benefit,” “Retirement Adjustment Payment,” “Annual Increment” and “Single Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Retirement Fund. For Members initially hired by the Bank prior to July 1, 2005, “Base Salary” is the basic annual salary rate as of each January 1st including bonuses paid in the current calendar year. For Members initially hired by the Bank on or after July 1, 2005, “Base Salary” is the basic annual salary rate as of each January 1st, but excluding bonuses paid in the current calendar year.

3.02     Unless the Member elects an optional form of payment under the Plan pursuant to Section 3.03 below, the annual pension benefit, if any, payable to or on account of a Member under Section 3.01 above, shall be converted by the Actuary and shall be payable to or on account of the Member in the “Regular Form” of payment, utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine the actuarial equivalence. For purposes of the Plan, the “Regular Form” of payment means an actual pension benefit payable for the Member's lifetime and the death benefit described in Section 3.04 below.

3.03     (a) A Member may elect in writing pursuant to paragraph (c) below to have the annual pension benefit, if any, payable to or on account of a Member under Section 3.02 above converted by the Actuary to any optional form of payment then permitted for such Member under the Retirement Fund; and for this purpose it is noted that, depending on their date of hire, Members may have different optional forms of payment available to them under the Retirement Fund. The Actuary shall utilize for the purpose of that conversion the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence.

(b)     If a Member who had elected an optional form of payment under this Section 3.03 dies after the date his benefit payments under the Plan had commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the optional form of payment which the Member had elected under the Plan. If a Member who had elected an optional form of payment under this Section 3.03 dies before the date his benefit payments under the Plan commence, his election of an optional form of benefit shall be inoperative.

(c)     An election of any optional form of payment under this Section 3.03 may be made only in writing and filed by the Member with the Committee, and shall be subject to the following additional rules:

(i)     A Member shall be permitted to make an initial election with respect to the form of payment under this Article III no later than January 30 following the end of the calendar year in which the Member first accrues a benefit under Article III.
(ii)    Any subsequent election (i.e., any election following the Member’s initial election under paragraph (c)(i) above) must be made no later than twelve (12) months preceding the Member’s Termination of Employment; and
(iii)    Any subsequent election (i.e., any election following the Member’s initial election under paragraph (c)(i) above) with respect to the Member’s Section 409A Benefit must defer the commencement of distribution of the Section 409A Benefit for a period of at least five (5) years from the date such payment would have otherwise commenced, provided, however, that if the subsequent election is a change in the form of payment between two life annuities (as determined under Section 409A and applicable guidance thereunder) that are actuarially equivalent applying reasonable actuarial methods and assumptions, such election shall not be subject to the five year delay rule under this clause (iii).
3.04     Benefits payments upon the death of a Member shall be calculated as follows:

(a)For benefits accrued to a Member prior to February 1, 2003, upon the death of a Member before the date his benefit payments under the Plan commence or after the date his benefit payments commence, if he had not elected an optional form of payment under Section 3.03 above, a death benefit shall be paid to the Member's Beneficiary in a lump sum equal to the excess, if any, of (i) over (ii), where:

(i)     is an amount equal to 12 times the annual pension benefit, if any, payable under Section 3.01 above, and

(ii)     is the sum of the benefit payments, if any, which the Member had received under the Plan.

(b)For any benefits accrued to any Member from February 1, 2003 onward, upon the death of a Member before the date his benefit payments under the Plan commence or after the date his benefit payments commence, if he had not elected an optional form of payment under Section 3.03 above, a death benefit shall be paid to the Member's Beneficiary in a lump sum equal to the excess, if any, of (i) over (ii), where:

(i)     is an amount equal to 10 times the annual pension benefit, if any, payable under Section 3.01 above and adjusted for present value, and

(ii)     is the sum of the benefit payments, if any, which the Member had received under the Plan.

3.05     If a Member to whom an annual pension benefit is payable under this Plan dies before the commencement of the payment of his benefit, the death benefit payable under Section 3.04 shall be payable to the Member's beneficiary as if the payment of the Member's benefit had commenced on the first day of the month in which his death occurred.

3.06     If a Member is restored to employment with the Bank, payment of any pension benefits under this Plan shall continue as though the Member had not been re-employed, and the Member may not cease the payment of pension benefits or change the form of payment of such benefits. However, the Member, if eligible to participate in the Plan upon his re-employment, shall accrue pension benefits under the terms of this Article III as though the Member had not previously retired, and upon the Member’s subsequent Termination of Employment, his pension benefits under Article III of the Plan shall be reduced by the equivalent actuarial value of the amount of any pension benefit under Article III previously paid by the Plan to the Member. For purposes of this Section 3.06, the equivalent actuarial value of the pension benefits previously paid to the Member shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund. In addition, with respect to pension benefits under Article III of this Plan which accrue after the Member’s re-employment, the Member may make initial and subsequent elections regarding the form of payment, as provided under the terms of this Article III.

3.07     If (i) a Member or beneficiary is eligible to commence his or her pension benefit under this Article III or has already commenced receiving such benefit, (ii) such Member or beneficiary does not participate in any other non-qualified deferred compensation plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2) (i.e., another defined benefit-type deferred compensation plan), and (iii) during a given calendar year the equivalent actuarial value of the remaining pension benefit payable to such Member or beneficiary under Article III of this Plan does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for such calendar year, then the equivalent actuarial value of such remaining benefit shall be paid in a single lump sum to such Member or beneficiary, as applicable, on a date determined by the Committee in its discretion, but no later than December 31 of the calendar year for which such determination is made.

3.08     Except in cases where the Member properly elects to receive his benefit in the form of a lump sum payment, all annual pension benefits under the Plan shall be paid in monthly, or annual installments, as elected by the Member. Benefits shall commence on a date determined by the Committee in its sole discretion, but no later than ninety (90) days after the Member’s Termination of Employment with the Bank. If a Member has properly elected to receive his benefit in the form of a lump sum payment, such benefit shall be paid to the Member within ninety (90) days following the later of (i) the date the Member reaches age 50 or (ii) the date of the Member’s Termination of Employment with the Bank.

3.09    Only a Member’s years of service with the Bank beginning on the Member’s initial hire date with the Bank shall be taken into account for purposes of the Plan. The Board or its designee may make exceptions to this rule and may grant additional years of service to a Member. Similarly, the Board or its designee may also from time to time grant to one or more Members or prospective Members under this Plan additional benefits which the Board or its designee deems appropriate to attract or retain such Member. In crediting such additional benefits or service, the Board or its designee may attach vesting or other conditions as it deems appropriate. Any such additional benefits or service, and the terms and conditions associated with such additional benefits or service, shall be set forth on an Appendix to this Plan. Such Appendix shall be incorporated in and made a part of this Plan, but shall not be required to be disclosed to any Member other than the Member who receives such additional benefits, except as required by applicable law. Any additional benefits credited pursuant to this Section 3.09 shall be treated as part of the Member’s Section 409A Benefit and shall be fully subject to Section 409A.

3.10    The timing of a distribution of a Member’s Section 409A Benefit may not be accelerated, except in the event the Committee, in its sole discretion, elects to allow an acceleration which is a permissible acceleration under Treas. Reg. Section 1.409A-3(j)(4).

Article IV. Amount and Payment of Savings Plan Benefits

4.01      During each calendar year, if the Eligible Executive's 401(k) account contributions under the Savings Plan for such year have been limited by a Code Limitation, and if the Eligible Executive has elected to reduce his compensation for the current calendar year in accordance with the provisions of Section 4.02, then such Eligible Executive shall be credited with an elective contribution addition under this Plan equal to the reduction in his Compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for an Eligible Executive with respect to any single calendar year shall generally be limited to the amount of 401(k) account contributions not permitted to be made to the Savings Plan as a result of the application of the Code Limitations and shall not be greater than the excess of (i) over (ii), where

(i)
is an amount equal to the regular account and maximum 401(k) account contributions permitted under the Savings Plan for the calendar year as determined under the Savings Plan if its provisions were administered without regard to the Code Limitations and if compensation as defined in the Savings Plan included any deferrals made under this Section 4.01; and

(ii)	(ii) is an amount equal to his regular account and 401(k) account contributions actually made under the Savings Plan for the calendar year.

4.02     A Member's election under Section 4.01 shall be made in accordance with the following provisions:

(a)     The Committee shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of the calendar year in which compensation is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which compensation is to be earned and paid.

Notwithstanding the above, provided the Eligible Executive does not already participate in a deferred compensation plan of the Bank that is considered to be the same type of plan as this Plan under the plan aggregation rules contained in Treasury Regulation 1.409A-1(c)(2), an Eligible Executive who first becomes eligible to participate in the plan during a calendar year may execute a Deferral Agreement with respect to his elections under Section 4.01 within 30 days of the date he becomes eligible to participate. An individual who is an Eligible Executive immediately prior to the Adoption Date may file a Deferral Agreement with the Committee within such period prior to the Adoption Date and in such manner as the Committee may prescribe. With respect to Section 4.01, the Deferral Agreement shall only apply to compensation earned by the Member in the payroll periods beginning on or after the later of the date such Agreement is submitted to the Committee or the Adoption Date.

(b)     The Deferral Agreement shall provide for separate elections with respect to elective contribution additions under Section 4.01, and shall provide for separate distribution elections with respect to the Grandfathered Account and the Section 409A Account.

(c)     An Eligible Executive's elections on his Deferral Agreement of the rates at which he authorizes deferrals under Section 4.01 for purposes of this Plan shall be irrevocable for the calendar year for which the deferral is elected. Notwithstanding the foregoing, a Member may, in the event of an unforeseeable emergency which results in severe financial hardship, request a suspension of his salary deferrals under the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee's determination that the Member has incurred a severe financial hardship. The Committee shall apply standards, to the extent applicable, identical to those described in Section 4.08 in making its determination.

4.03     Unless otherwise provided in Appendix A, Members may also receive an employer contribution (consisting potentially of employer matching contributions and employer non-elective contributions as described below) under the Plan if such Member’s employer contributions under the Savings Plan are limited by any applicable Code Limitation in accordance with the following:

(a)
For each elective contribution addition credited to a Member under Section 4.01, such Member shall also be credited with an additional employer matching contribution, subject to a maximum employer matching contribution of 6% of such Member’s Compensation, under this Plan equal to the employer matching contributions, if any, that would be credited under the Savings Plan with respect to such amount if contributed to the Savings Plan, determined as if the provisions of the Savings Plan were administered without regard to the Code Limitations and determined after taking into account the Member's actual contributions to and actual matching contributions under the Savings Plan.

(b)
Each Member whose non-elective employer contributions under the Savings Plan are limited by a Code Limitation, shall receive an employer non-elective contribution under this Plan equal to the employer non-elective contribution, if any, that would be credited under the Savings Plan with respect to such Member, provided such employer non-elective contribution shall be subject to a maximum of 4% of such Member’s Compensation, determined without regard to the Code Limitations.

4.04     The Committee shall maintain an Account on the books and records of the Bank for each Eligible Executive who is a Member by reason of amounts credited under Sections 4.01 and 4.03. The elective contribution additions, makeup contribution additions and employer contribution additions of a Member under Section 4.01 and 4.03 shall be credited to the Member's Account as soon as practical after the date that the compensation reduced under Section 4.01 would otherwise have been paid to such Member.

4.05    In addition to the amounts described in Section 4.04, the Account of a Member shall be credited from time to time with deemed investment gains and losses based upon such hypothetical investment options as the Committee shall announce to Members from time to time. A Member may request how his Account shall be allocated among such investment options in increments of not less than one percent (1%), but the Committee or its delegate may in its sole discretion override any such request, and, if so, the Committee or its delegate may allocate such funds in a different manner. A Member may make investment requests on a daily basis, using such electronic or other media as the Committee may permit. Investment requests shall be subject to such additional rules and conditions as the Committee may prescribe from time to time (including a delay in implementing such request, in order to give the Committee or its delegate an opportunity to override such request). The Bank shall not be required under any circumstance to obtain an actual investment vehicle which reflects the investment request made by the Member, nor shall the Committee's acceptance of a Member's investment request give the Member a right or interest in any specific assets of the Bank.

4.06     A Member shall at all times be 100% vested in his deferrals under Section 4.01. A Member shall become vested in employer contributions under Section 4.03 at the same time the Member becomes vested in his or her employer contributions under the Savings Plan. The balance credited to a Member's Account under this Article IV, as adjusted by deemed gains and losses under Section 4.05, shall be paid to him either in a lump sum payment or annual installments over a period of two (2) to five (5) years, as elected by the Member, with such payments to commence on a date determined by the Committee in its sole discretion, but no later than ninety (90) days after the Member’s Termination of Employment with the Bank. A Member’s election of lump sum or installments (and, if applicable, the number of installments), shall be made in writing on a form acceptable to the Committee, which may be on online election pursuant to specific administrative procedures established by the Committee, and shall be subject to the following additional rules:

(i)    Any subsequent election (i.e., any election following the Member’s initial election under Section 4.02) with respect to the Member’s Grandfathered Account must be made no later than six (6) months preceding the Member’s Termination of Employment; and
(ii)    Any subsequent election (i.e., any election following the Member’s initial election under Section 4.02) with respect to the Member’s Section 409A Account (A) must be made no later than twelve (12) months preceding the Member’s Termination of Employment; and (B) other than in the event of the death of the Member, must defer the commencement of distribution of the Section 409A Account for a period of at least five (5) years from the date such payment would have otherwise commenced.
If installments are elected, a Member may continue to request that the balance of his or her Account be invested under the procedures set out in Section 4.05. Subsequent installments shall be paid on the anniversary of the date the first installment is paid, and the amount paid on each installment shall be determined by the multiplying the Member’s balance as most recently determined by the Committee for this purpose, by a fraction, the numerator of which is one, and the denominator of which is the number of remaining installments (including the installment being paid); therefore, for example, if a Member elects installments over five years, the fraction in the first year would be 1/5, in the second year would be ¼, in the third year would be 1/3, and so forth, until the fraction in the final year is 1/1.

Notwithstanding the foregoing, if (i) a Member or beneficiary is eligible to commence distribution of his or her Account under this Article IV or has already commenced distribution, (ii) such Member or beneficiary does not participate in any other non-qualified deferred compensation plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i.e., another voluntary deferral-type deferred compensation plan), and (iii) during a given calendar year the value of the Account payable to such Member or beneficiary under Article IV does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for such calendar year, then the remaining value of such Account shall be paid in a single lump sum to such Member or beneficiary, as applicable, on a date determined by the Committee in its discretion, but no later than December 31 of the calendar year for which such determination is made.

4.07     If a Member dies prior to receiving the balance credited to his Account under Section 4.06 above, the balance in his Account shall be paid to his Beneficiary in a lump sum payment on a date determined by the Committee in its sole discretion, but no later than ninety (90) days after his death, regardless of whether the Member had elected installment payments under Section 4.06.

4.08     While employed by the Bank, a Member may, in the event of an unforeseeable emergency, request a withdrawal from this Account. The request shall be made in a time and manner determined by the Committee, shall be for an amount not greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his Account, and shall be subject to approval by the Committee. For purposes of this Section 4.08, an unforeseeable emergency means a severe financial hardship resulting from an illness or accident of the Member or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Member’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member. Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Member or dependent is faced with an unforeseeable emergency is to be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Member’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the arrangement.

4.09    Only a Member’s years of service with the Bank beginning on the Member’s initial hire date with the Bank shall be taken into account for purposes of the Plan. The Board or its designee may make exceptions to this rule and may grant additional years of service to a Member. Similarly, the Board or its designee may also from time to time credit to one or more Members or prospective Members under this Plan additional amounts which the Board or its designee deems appropriate to attract or retain such Member. In crediting such additional amounts or service, the Board or its designee may attach vesting or other conditions as it deems appropriate. Any such additional credits or service, and the terms and conditions associated with such additional credits or service, shall be set forth on an Appendix to this Plan. Such Appendix shall be incorporated in and made a part of this Plan, but shall not be required to be disclosed to any Member other than the Member who receives such additional credits. Any additional amounts credited pursuant to this Section 4.09 shall be added to the Member’s Section 409A Account and shall be fully subject to Section 409A.

4.10    The timing of a distribution of a Member’s Section 409A Account may not be accelerated, except in the event except in the event the Committee, in its sole discretion, elects to allow an acceleration which is a permissible acceleration of distribution under Treas. Reg. Section 1.409A-3(j)(4).

Article V. Amount and Payment of Executive Retirement Plan Benefits

5.01    Eligible Executives who (i) were first hired or promoted to executive vice president or above on or after January 1, 2017, and (ii) are not eligible to accrue benefits under the Retirement Flan, (“Executive Retirement Plan Participant”) shall receive additional executive retirement benefits under this Article V.

5.02    Provided that an Executive Retirement Plan Participant has met the requirements to receive elective deferral and employer contributions and other benefits as set forth in Article IV, above, an eligible Executive Retirement Plan Participant shall receive an Executive Retirement Plan Benefit equal to (a) plus (b) below:

(a)	15% of any bonuses paid in the current Plan Year to an eligible Executive Retirement Plan Participant;

(b)
9% of such Executive Retirement Plan Participant’s Compensation earned during the current Plan Year, offset by the amount of any employer non-elective contribution contributed on behalf of such Executive Retirement Plan Participant under Section 4.03 of this Plan, and offset by the amount of any employer non-elective contribution contributed on behalf of such Executive Retirement Plan Participant under the Savings Plan;

5.03    An Executive Retirement Plan Participant shall be vested in the benefits described in this Article V in the same manner as described in Section 4.06 above. Benefits described in this Article V shall be distributed in accordance with the same distribution elections made by an Executive Retirement Plan Participant in accordance with Article IV above.

Article VI. Source of Payment

6.01     All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the Code) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund or the Savings Plan.

6.02     No Member shall have any right, title or interest whatsoever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

Article VII. Designation of Beneficiaries

7.01     For purposes of benefits payable under Article III of this Plan, the Member's designated beneficiary shall be the same individual or entity designated by the Member to receive benefits under the Retirement Fund in case of the Member's death. For purposes of benefits payable under Article IV and Article V hereof, each Member of the Plan may file with the Committee a single, combined written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death (this beneficiary designation may be made online pursuant to administrative procedures established by the Committee). The Member may, from time to time, revoke or change his beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member's death, and in no event shall it be effective as of a date prior to such receipt.

7.02     If no such beneficiary designation is in effect at the time of a Member's death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member's estate shall be deemed to have been designated his Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member's death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

Article VIII. Administration of the Plan

8.01     The Board of Directors has delegated to the Governance and Compensation Committee, subject to those powers which the Board has reserved as described in Article IX below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article VI above, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee's interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

8.02     The Committee shall arrange for the engagement of the Actuary, and if the Committee deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be actuary, counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or the Savings Plan for purposes of Sections 3.01, 4.01 and 4.02 of the Plan, and delegate to any agent or to any sub‑committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board of Directors, at such intervals as shall be specified by the Board of Directors or such designated committee, with regard to the matters for which it is responsible under the Plan.

8.03     No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

8.04     No Committee member shall receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

8.05     Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail, e-mail or telephone, provided that all of the Committee members are informed in writing of the vote.

8.06     All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee, pursuant to administrative procedures established by the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary (the “claimant"). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee's receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

8.07     All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

Article IX. Amendment and Termination

9.01     The Board of Directors of the Bank may amend, suspend or terminate, in whole or in part, the Plan in accordance with applicable law without the consent of the Committee, any Member, Beneficiary or other person, provided, however, that (i) no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action; and (ii) termination with respect to the portion of the Plan that includes the Section 409A Accounts and/or the Section 409A Accrued Benefits must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix). The Board may without the consent of any Member, Beneficiary or other person eliminate the lump sum payment provision under Section 3.04. The Board may also take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided that any such amendment or action does not have a material detrimental effect on the then currently estimated cost to the Bank of maintaining the Plan.

Article X. General Provisions

10.01     The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank or organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of the rights of Members under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other bank or successor entity and the Plan shall continue in full force and effect.

10.02     Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

10.03     The Bank shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

10.04     No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

10.05     If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person's spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefore.

10.06    All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first‑class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

10.07     The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

10.08     No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. Consistent with applicable law, regulation or governing bylaw of the Bank, the Bank shall indemnify and hold harmless the Retirement Fund or the Savings Plan and each Committee member and each employee, officer or director of the Bank or the Retirement Fund or Savings Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person's fraud or bad faith.

10.09     As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

10.10     The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

10.11     The Plan shall be construed according to the laws of the State of Georgia in effect from time to time.

10.12    With respect to a specified employee (within the meaning of Code Section 409A), payment of benefits under the Plan, if conditioned upon the employee’s Termination of Employment, may not occur before the date that is six months after the Participant’s Termination of Employment (or, if earlier, the date of death of the Member).

IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK of Atlanta has caused this amended and restated Benefit Equalization Plan to be executed effective as of the 1st day of January, 2017.

The Federal Home Loan Bank of Atlanta

By:/s/ W. Wesley McMullan
Title: President and
Chief Executive Officer

Attest:

Julia S. Brown
Secretary

APPENDIX A

This Appendix A is referenced in Section 3.01 and 4.03 of the Plan. It is intended to provide benefits under Article III and IV that are calculated pursuant to a different formula than that provided in Section 3.01 and 4.03 of the Plan.

1.

To more closely align the Chief Business Officer’s benefits with the retention objectives of the Board, Mr. Robert F. Dozier, Jr. shall receive the following pursuant to this plan:

(i)	Mr. Dozier shall be deemed to have met the requirements to participate in the Retirement Fund, and shall receive benefits under this Plan in accordance with the provisions of Article III above.

(ii)
Notwithstanding the provisions of Articles IV and V above, and provided that Mr. Dozier has met the requirements to receive elective deferral and employer contributions and other benefits as set forth in Article IV, above, Mr. Dozier shall receive an employer contribution equal to (a) plus (b) below. For clarity, the purpose of this Section is to provide a total employer contribution equal to 12% of Mr. Dozier’s combined Compensation plus bonuses under this Plan, but offset by amounts already contributed to the Plan under Article IV and by amounts already contributed to the Savings Plan.

a.	12% of any bonuses paid in the current Plan Year to Mr. Dozier;

b.
6% of Mr. Dozier’s Compensation earned during the current Plan Year, offset by the amount of any employer non-elective contribution contributed on behalf of Mr. Dozier under Section 4.03 of this Plan, and offset by the amount of any employer non-elective contribution contributed on behalf of Mr. Dozier under the Savings Plan;